FOR FURTHER INFORMATION:

Exhibit 99.10

Peter B. Bedford

Hanh Kihara

Chairman of the Board and

Chief Financial Officer

Chief Executive Officer

(925) 283-8910

FOR IMMEDIATE RELEASE

BEDFORD PROPERTY INVESTORS

ANNOUNCES FIRST QUARTER 2003 RESULTS

LAFAYETTE, CA – April 22, 2003 – Bedford Property Investors, Inc. (NYSE:BED) today announced financial results for the first quarter ended March 31, 2003.  Funds from operations (FFO) per share were $0.77, reflecting an increase of 3% over the same period in 2002.  Diluted earnings per share (EPS) were $0.47, reflecting a decrease of 6% when compared with EPS of $0.50 achieved for the first quarter of 2002.

Financial Results

Net income for the first quarter 2003 decreased by $703,000 (8%) when compared with the first quarter 2002.  The decrease was mainly due to the increase of general and administrative expenses, which resulted from the hiring of Bedford Acquisitions Inc.'s personnel effective July 1, 2002.

In addition, the net income in 2003 reflects the following items:

•

Beginning January 1, 2003 we adopted SFAS 148 on a modified prospective basis, expensing the fair value of all options granted subsequent to December 15, 1994 that remained unvested at January 1, 2003.  The impact of adopting SFAS 148 was an increase in compensation expense of $54,000 in the first quarter of 2003.  Under the modified prospective basis, prior quarters are not restated.

•

The adoption of SFAS 141 which requires the purchase price allocation and amortization of the origination value and fair market value of acquired leases associated with properties acquired after July 1, 2001, which decreased revenue by $54,000.  We had no acquisitions from July 2001 through June 2002 and therefore net income was not impacted by SFAS 141 in the first quarter of 2002.

FFO for the first quarter of 2003 was $12,582,000 or $0.77 per share compared to $12,476,000 or $0.75 per share for the same period in 2002.  This represents an increase of 3% in FFO per share.  FFO is a non-GAAP financial measurement used by real estate investment trusts to measure and compare operating performance and is defined as net income, excluding extraordinary items and gains or losses from sales of property, plus depreciation and amortization of assets related to real estate.  A reconciliation of FFO to net income (the most directly comparable GAAP measure) is included in the financial data accompanying this press release.

Property Operations

As of March 31, 2003, our operating portfolio occupancy was 95%, an increase of one percentage point from the previous quarter, and March 31, 2002.  Occupancy at our same-store operating properties, which consist of approximately 6.4 million rentable square feet or 89% of the square footage of our operating portfolio, was 95%.  Same-store net operating income stayed relatively flat, a decrease of 1% on a cash basis and a decrease of 2% on a GAAP basis.  During the quarter, we renewed and released 23 of 29 leases expiring, a total of 204,730 square feet, and 92% of the expiring footage.  The average change in rental rates in these new leases was a decrease of 9.1%.

Property Acquisitions and Dispositions

No acquisitions or sales were completed during the first quarter of 2003.

Financing

In March 2003, we obtained a $48,500,000 new mortgage from Teachers Insurance and Annuity Association of America.  The loan has a ten-year term and carries a fixed interest rate of 5.60%.  Proceeds from the mortgage financing were used to pay down a portion of the outstanding balance of our lines of credit and to replace an $18,000,000 mortgage from Prudential Insurance Company of America, which matured in March 2003 and carried a fixed interest rate of 7.02%.

Stock Repurchase

From January 1, 2003 through March 31, 2003, we repurchased 89,290 shares of our common stock at an average cost of $25.44 per share.  Since the inception of our repurchase program in November 1998, we have repurchased a total of 7,623,812 shares at an average cost of $18.34 per share, which represents 34% of the shares outstanding at November 1998.

In January 2002, our board of directors increased the maximum size of our share repurchase program from 8 million to 10 million shares.

Company Information

We are a self-administered equity real estate investment trust that acquires, develops, owns and operates suburban office and industrial properties.  Currently, we wholly own and manage approximately 7.2 million square feet of commercial space located in California, Arizona, Washington, Colorado and Nevada.  On March 31, 2003 we had 433 tenants.

Our company is traded on the New York Stock Exchange and the Pacific Exchange under the symbol “BED” and our website is www.bedfordproperty.com.

Investors, analysts and other interested parties are invited to join our quarterly conference call on Wednesday, April 23, 2003 at 8:00 a.m. PDT.  To participate, callers may dial (800) 283-1693 five minutes beforehand.  Investors also have the opportunity to listen to the conference call live on the Internet, at our website at www.bedfordproperty.com, under Investor Relations – Investor Overview, by clicking on the webcast icon.  A replay of the call is available for one week at (888) 266-2081 (Passcode #6467020).  The Company’s first quarter 2003 Supplemental Operating and Financial Data will also be available on its website beginning on April 22, 2003.

-Financial Tables Follow-

***

04/17/03 12:24 PM

BEDFORD PROPERTY INVESTORS, INC.

BALANCE SHEETS

AS OF MARCH 31, 2003 AND DECEMBER 31, 2002

(Unaudited; in thousands, except share and per share amounts)

	2003	2002

Assets:

Real estate investments:
Industrial buildings	$375,254	$372,105
Office buildings	336,776	336,472
Properties under development	-	2,864
Land held for development	13,800	13,747
	725,830	725,188
Less accumulated depreciation	66,905	62,562
Total real estate investments	658,925	662,626

Cash and cash equivalents	6,825	3,727
Other assets	26,412	27,978

	$692,162	$694,331

Liabilities and Stockholders’ Equity:

Bank loans payable	$ 98,376	$124,681
Mortgage loans payable	288,457	259,496
Accounts payable and accrued expenses	6,338	10,173
Dividends and distributions payable	8,280	8,222
Other liabilities	15,146	15,702

Total liabilities	416,597	418,274

Stockholders’ equity: Common stock, par value $0.02 per share; authorized 50,000,000 shares; issued and outstanding 16,560,801
shares in 2003 and 16,443,664 shares in 2002	331	329
Additional paid-in capital	289,356	289,242
Accumulated dividends in excess of net income	(14,122)	(13,514)

Total stockholders’ equity	275,565	276,057

	$692,162	$694,331

04/17/03 12:24 PM

BEDFORD PROPERTY INVESTORS, INC.

STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

(Unaudited; in thousands, except share and per share amounts)

	Three Months
	2003	2002
Property operations:
Rental income	$ 26,953	$ 23,805
Rental expenses:
Operating expenses	4,576	3,958
Real estate taxes	2,678	2,085
Depreciation and amortization	4,910	3,752

Income from property operations	14,789	14,010

General and administrative expenses	(1,684)	(979)
Interest income	39	36
Interest expense	(5,472)	(4,917)

Income from continuing operations	7,672	8,150

Discontinued operations:
Income from operating properties sold, net	-	225

Net income	$ 7,672	$ 8,375

Earnings per share - basic:
Income from continuing operations	$ 0.48	$ 0.50
Income from discontinued operations	-	0.02
Earnings per share – basic	$ 0.48	$ 0.52

Weighted average number of shares – basic	16,078,897	16,197,385

Earnings per share - diluted:
Income from continuing operations	$ 0.47	$ 0.49
Income from discontinued operations	-	0.01
Earnings per share – diluted	$ 0.47	$ 0.50

Weighted average number of shares – diluted	16,370,146	16,589,831

04/17/03 12:24 PM

BEDFORD PROPERTY INVESTORS, INC.

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

 (Unaudited; in thousands, except share and per share amounts)

	Three Months
	2003	2002

Net income	$ 7,672	$ 8,375
Adjustments:
Depreciation and amortization:
Continuing operations	4,910	3,752
Discontinued operations	-	349

Funds from Operations (FFO) (1)	$ 12,582	$ 12,476

FFO per share – diluted	$ 0.77	$ 0.75

Weighted average number of shares - diluted	16,370,146	16,589,831

(1)

Our management considers FFO to be one measure of the performance of an equity real estate investment trust (REIT).  Presentation of this information provides the reader with an additional measure to compare the performance of REITs.  FFO generally is defined by the National Association of Real Estate Investment Trusts as net income (loss) (computed in accordance with accounting principles generally accepted in the United States of America), excluding extraordinary items such as gains (losses) from debt restructurings and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  FFO as set forth in the table above has been computed in accordance with this definition.  FFO does not represent cash generated by operating activities in accordance with accounting principles generally accepted in the United States of America; it is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income (loss) as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.  Further, FFO as disclosed by other REITs may not be comparable to our presentation.

04/17/03 12:24 PM